AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                         ON APRIL 17, 1996

                                        REGISTRATION NO. 333-1535
_________________________________________________________________

                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549

                        AMENDMENT NO. 1 TO
                             FORM S-3
                      REGISTRATION STATEMENT
                               UNDER
                    THE SECURITIES ACT OF 1933

                            ENZON, INC.
      (Exact name of registrant as specified in its charter)

            DELAWARE                            22-2372868
       (State or other juris-             (I.R.S. Employer
       diction of incorporation         Identification No.)
       or organization)

        20 Kingsbridge Road, Piscataway, New Jersey  08854
                          (908) 980-4500
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         JOHN CARUSO, ESQ.
              VICE PRESIDENT, BUSINESS DEVELOPMENT,
                   GENERAL COUNSEL AND SECRETARY
                            ENZON, INC.
        20 KINGSBRIDGE ROAD, PISCATAWAY, NEW JERSEY  08854
                          (908) 980-4500

     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            Copies to:

                      KEVIN T. COLLINS, ESQ.
                          ROSS & HARDIES
          65 EAST 55TH STREET, NEW YORK, NEW YORK  10022
                          (212) 421-5555


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the securities registration statement number of the earlier effective registration statement for the same offering [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                  CALCULATION OF REGISTRATION FEE

                                               Proposed Maximum
Title of Each Class of                        Offering Price Per    Proposed Maximum
   Securities to be                                  Share         Aggregate Offering         Amount of
      Registered            Amount to be                                  Price           Registration Fee
                             Registered
Common Stock                     1,361,557         $4.75(1)               $6,467,396$2,230
$.01 par  value
per share
Common Stock                  3,755,868(2)         $4.75(1)              $17,840,373$6,152
$.01 par value
per share
Common Stock                    838,686(3)         $4.75(1)               $3,983,759$1,374
$.01 par value
per share
Common Stock                    164,233(4)         $4.75(1)                 $780,107$269
$.01 par value
per share
Totals                        6,120,344(5)           $4.75               $29,071,634            $10,025(5)

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low sale price for the Common Stock, $.01 par value per share (the "Common Stock") as reported by the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ-NMS") on March 4, 1996.

(2) To be offered and sold by the Selling Stockholders upon conversion of 40,000 outstanding shares of Series B Convertible Preferred Stock and 20,000 outstanding shares of Series C Convertible Preferred Stock (collectively, the "Preferred Shares"). The conversion price for the Preferred Shares is equal to 80% of the average of the closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to the date of conversion as reported by the NASDAQ-NMS. Such conversion price may be adjusted upon the occurrence of certain triggering events (the "Triggering Events").

(3) To be offered and sold by the Selling Stockholders upon exercise of outstanding Warrants. Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of Common Stock which may be issuable upon exercise of the Warrants to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(4) Additional shares which may be issued to the Selling Stockholders upon the occurrence of certain Triggering Events, to be offered and sold by the Selling Stockholders.

(5) A fee in the amount of $7,145 was previously paid which relates to 4,360,663 of the 6,120,344 shares of Common Stock included herein.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION - DATED APRIL 17, 1996

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                                  PROSPECTUS

                                  ENZON, INC.
___________________________________________________________________________

                               6,120,344 SHARES
                                 COMMON STOCK
                               ($.01 PAR VALUE)


      This prospectus (the "Prospectus") relates to the offer and sale of up to 6,120,344 shares of common stock, $.01 par value (the "Common Stock") of Enzon Inc. (the "Company" or "Enzon") by certain selling stockholders (the "Selling Stockholders"). Of such 6,120,344 shares of Common Stock (i) 1,361,557 shares (the "Outstanding Common Shares") are outstanding and held by one of the Selling Stockholders; (ii) up to an aggregate of 3,755,868 shares (the "Common Shares Underlying the Preferred Shares") are issuable upon conversion of 40,000 outstanding shares of the Company's Series B Convertible Preferred Stock, $.01 par value (the "Series B Preferred Shares") and 20,000 shares of the Company's Series C Convertible Preferred Stock (the "Series C Preferred Shares") held by the Selling Stockholders; (iii) 838,686 shares (the "Warrant Shares") are issuable upon exercise of an aggregate of 838,686 outstanding warrants (the "Warrants") held by the Selling Stockholders; and (iv) up to 164,233 shares (the "Additional Shares") are additional shares which may be issued to the Selling Stockholders upon the occurrence of certain triggering events (each, a "Triggering Event"). A Triggering Event will have occurred in the event the registration statement (the "Registration Statement") of which this Prospectus forms a part becomes subject to a stop order, or the Company fails to update the Registration Statement as required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), or the Company fails to maintain a listing of the Common Stock on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ-NMS"), the National Association of Securities Dealers Automated Quotation SmallCap Market ("NASDAQ-SmallCap") or certain specified national securities exchanges, or the Registration Statement and any other registration statement which the Company may file registers less shares of Common Stock than required by the terms of the registration rights agreements entered into with the Selling Stockholders, as hereinafter described. The conversion price for the Series B Preferred Shares and the Series C Preferred Shares (collectively, the "Preferred Shares") is equal to 80% of the average of the closing bid price of the Common Stock for the five consecutive trading days (the "Average Market Price") ending one trading day prior to the date of conversion as reported by NASDAQ-NMS, which percentage may be adjusted downward upon the occurrence of a Triggering Event (the "Conversion Price"). Accordingly, the actual number of shares of Common Stock issued to the Selling Stockholders and sold hereby will depend upon the Average Market Price of the Common Stock at the time of the conversion of the Preferred Shares, whether or not any of the Triggering Events occur and the duration of the Triggering Events. The Company believes that the number of shares of Common Stock to which this Prospectus relates should be the maximum number of shares of Common Stock that are likely to be issued to the Selling Stockholders and sold hereby, and expects that the actual number of shares of Common Stock issued to the Selling Stockholders and sold hereby will be less than such number. See "Risk Factors - Possible Volatility of Stock Price" and "Selling Stockholders." The Selling Stockholders purchased the Outstanding Common Shares, the Preferred Shares and the Warrants in two private placement transactions pursuant to securities purchase agreements (each a "Securities Purchase Agreement" and collectively, the "Securities Purchase Agreements"). The Additional Shares are issuable pursuant to the terms of registration rights agreements (each a "Registration Rights Agreement" and collectively, the "Registration Rights Agreements") entered into by the Company and the Selling Stockholders in connection with the private placement transactions. The first private placement transaction closed in January 1996 ("Tranche I") and the second private placement transaction closed in March 1996 ("Tranche II"). In Tranche I, the Selling Stockholders purchased 1,094,890 Outstanding Common Shares, 40,000 Series B Preferred Shares and were issued Warrants for no separate consideration to purchase an aggregate of 638,686 Warrant Shares. In Tranche II, one of the Selling Stockholders purchased 266,667 Outstanding Common Shares, 20,000 Series C Preferred Shares and was issued a Warrant for no separate consideration to purchase 200,000 Warrant Shares. Generally, except with respect to terms relating to specific dates, amounts and prices, the terms of the Securities Purchase Agreements and the Registration Rights Agreements entered into in connection with each of Tranche I and Tranche II, the Warrants issued in each of Tranche I and Tranche II and the Certificate of Designations, Rights and Preferences (each a "Certificate of Designations") for each of the Series B Preferred Shares and the Series C Preferred Shares are the same. The Preferred Shares are convertible at the Conversion Price commencing 70 days after their respective dates of issuance and the stated value of each Preferred Share is $100. The Preferred Shares do not pay a dividend. The Warrants issued in Tranche I are exercisable at a per share exercise price of $4.11 (as may be adjusted in accordance with the terms of the Warrants) commencing on the earlier of the date of this Prospectus or April 17, 1996 and expire on February 7, 2001. The Warrant issued in Tranche II is exercisable at a per share exercise price of $5.625 (as may be adjusted in accordance with the terms of the Warrants) commencing on the earlier of the date of this Prospectus or May 24, 1996 and expires on March 15, 2001. The Outstanding Common Shares, the Common Shares Underlying the Preferred Shares, the Warrant Shares and the Additional Shares are collectively referred to herein as the "Common Shares."

      The Selling Stockholders may sell the Common Shares from time to time in transactions in the open market, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Common Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Common Shares for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. See "Plan of Distribution."

      The Company will bear all expenses in connection with the registration of the Common Shares herein which expenses are estimated to be $93,000. The Selling Stockholders will pay any brokerage compensation in connection with its sale of the Common Shares. The Company will not receive any of the proceeds from the sale of the Common Shares by the Selling Stockholders. To the extent the Warrants are exercised the Company will apply the proceeds thereof to its general corporate purposes. The Company will receive no additional proceeds upon the conversion of the Preferred Shares. See "Use of Proceeds."


      The Company's Common Stock is traded in the over-the-counter market and is quoted on the NASDAQ-NMS, under the symbol "ENZN." On April 16, 1996 the reported last sale price of the Common Stock, as reported on NASDAQ-NMS, was $4.00 per share.


AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS APRIL __, 1996

                               TABLE OF CONTENTS


                                                                          PAGE


Available Information                                                        1

Incorporation of Certain Documents by Reference                              1

Prospectus Summary                                                           2

Risk Factors                                                                 5

Use of Proceeds                                                             11

Selling Stockholders.................................................       12

Plan of Distribution                                                        15

Legal Matters                                                               15

Experts                                                                     15



No one has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with this offering. Any information or representation not contained or incorporated by reference herein must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the securities offered hereby in any state to any person to whom it is unlawful to make such offer or solicitation. Except where otherwise indicated, this Prospectus speaks as of its date and neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

      The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, exhibits and schedules.

      The  following  trademarks and service marks appear in  this  Prospectus:
ADAGEN and ONCASPAR are registered trademarks of the Company; PEGNOLOGY is a registered service mark of the Company; SCA is a registered trademark of Enzon Labs Inc., a wholly-owned subsidiary of the Company; Intron A is a registered trademark of Schering Corporation.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company hereby incorporates by reference into this Prospectus (i) its Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1995, which contains certified financial statements for the Company's latest fiscal year for which a Form 10-K was required to have been filed, and incorporates by reference certain portions of the Company's definitive Proxy Statement for the Annual Meeting of Stockholders held December 5, 1995, (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 1995, including but not limited to, the Quarterly Reports on Form 10-Q for the Quarters Ended September 30, 1995 and December 31, 1995 and the Current Reports on Form 8-K filed by the Company with the Commission on each of July 20, 1995, October 27, 1995, February 8, 1996 and March 22, 1996 and (iii) the description of the Company's Common Stock, $.01 par value, as contained in its registration statement on Form 8-A, filed with the Commission on October 29, 1984, as amended by a Form 8 filed with the Commission on October 15, 1990.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (NOT INCLUDING EXHIBITS TO SUCH INFORMATION UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INFORMATION). SUCH REQUESTS SHOULD BE DIRECTED TO JOHN CARUSO, VICE PRESIDENT, BUSINESS DEVELOPMENT, GENERAL COUNSEL AND SECRETARY, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES AT 20 KINGSBRIDGE ROAD, PISCATAWAY, NEW JERSEY 08854, TELEPHONE (908) 980-4500.

                              PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS.


                                  THE COMPANY

      Enzon, Inc. ("Enzon" or the "Company") is a biopharmaceutical company that develops, manufactures and markets enhanced therapeutics for life-threatening diseases through the application of its proprietary technologies, PEG Modification or the PEG Process and Single-Chain Antigen-Binding (SCA) proteins. The Company is engaged primarily in the research, development and commercialization of its proprietary technologies in the areas of blood substitutes, genetic diseases and oncology.

      The Company has received marketing approval from the United States Food and Drug Administration ("FDA") for two of its products: (i) ONCASPAR, approved in February 1994 for the indication of acute lymphoblastic leukemia ("ALL") in patients who are hypersensitive to native forms of L-asparaginase and (ii) ADAGEN, the first successful application of enzyme replacement therapy for an inherited disease, approved in March 1990 to treat a rare form of Severe Combined Immunodeficiency Disease ("SCID"), commonly known as the Bubble Boy Disease.

      The Company manufactures both ADAGEN and ONCASPAR in its South Plainfield, New Jersey facility and markets ADAGEN on a worldwide basis. ONCASPAR is marketed in the U.S. by Rhone-Poulenc Rorer Pharmaceuticals, Inc. ("RPR"). The Company received an aggregate of $6,000,000 from RPR related to the granting of this license during the fiscal years ended June 30, 1995 and 1994. Under the license, which was amended in January 1995, the Company is also entitled to royalties on the sales of ONCASPAR in the U.S. by RPR of 23.5% to 43.5%, based on the sales level of ONCASPAR. During 1995, RPR paid the Company $3,500,000 in advance royalties. Royalties due under the RPR agreement will be offset against a credit in the original amount of $5,970,000, which represents the royalty advance plus reimbursement of certain amounts due RPR under the original agreement and interest expense. The Company has also granted exclusive licenses to sell ONCASPAR in Canada and Mexico to RPR in exchange for royalty payments on future sales. The Company is currently pursuing additional licenses for marketing and distribution rights outside North America. During November 1994, ONCASPAR was approved in Germany for use in patients with ALL who are hypersensitive to natural forms of L-asparaginase.

      ONCASPAR is the enzyme L-asparaginase modified by the PEG Process and ADAGEN is the enzyme adenosine deaminase modified by the PEG Process. The PEG Process involves chemically attaching polyethylene glycol ("PEG"), a relatively non-reactive and non-toxic polymer, to proteins and certain other pharmaceuticals for the purpose of enhancing their therapeutic value. Attachment of PEG helps to disguise the proteins and to reduce their recognition by the immune system, thereby generally lowering potential immunogenicity. Both the increased molecular size and lower immunogenicity result in extended circulating blood life, in some cases from minutes to days.

      In addition to its approved products, the Company is conducting research and developing additional drugs. In the blood substitutes area, the Company has undertaken the development of a hemoglobin based oxygen carrier, utilizing the protein hemoglobin modified by the PEG Process. In addition to its use as a blood substitute, the Company's product PEG-hemoglobin may act as a radiosensitizer in cancer therapy. Enzon has chosen to base PEG-hemoglobin on bovine hemoglobin due to its superior oxygen-carrying properties, relative stability, availability and low cost. The Company conducted a Phase I clinical trial in healthy volunteers and administered PEG-hemoglobin to 28 subjects up to a dose of approximately 45 grams or the equivalent of approximately 1.5 units of whole blood. During December 1995, the Company received clearance from the Food and Drug Administration (the "FDA") to begin a multi-dose, multi-center clinical trial to test PEG-hemoglobin as a radiosensitizer in cancer patients receiving radiation therapy. The study, in patients with various advanced solid tumors, will primarily evaluate safety related to multiple doses of PEG-hemoglobin, and will secondarily evaluate tumor response to the combination therapy of radiation and PEG-hemoglobin. In addition to the testing of PEG-hemoglobin as a radiosensitizer, the Company also plans to conduct future clinical trials utilizing PEG-hemoglobin as a blood substitute (resuscitation fluid) for trauma patients. The Company currently manufactures and plans to manufacture PEG-hemoglobin for future trials in a pilot plant facility located in South Plainfield, New Jersey.

      In the area of genetic diseases, the Company is developing a PEG-modified version of the enzyme glucocerebrosidase to treat Gaucher disease, a genetic disorder that results in the lack of beta-glucocerebrosidase, an enzyme instrumental in the breakdown and disposal of complex fatty substances in the bloodstream. The Company manufactures PEG-glucocerebrosidase and PEG-hemoglobin at the same facility. The Company has suspended the manufacture of PEG-glucocerebrosidase in order to dedicate such facility exclusively to the production of PEG-hemoglobin for clinical trials and to complete commercial process development for PEG-hemoglobin. The Company believes that the existing facility at the present scale is adequate to supply all PEG-hemoglobin needed for clinical trials up to FDA approval.

      The Company has several products under development in the area of oncology which are all in the early research stage. These products include PEG-modified anti-cancer compounds and a novel chemical compound.

      The  Company  is  pursuing   a  dual  strategy  for  commercializing  its
proprietary technologies. In addition to developing, manufacturing and marketing the Company's proprietary products, the Company has established strategic alliances in which Enzon licenses its proprietary technologies in exchange for milestone payments, manufacturing revenues and/or royalties.

      The Company is also developing a PEG version of a Schering Corporation ("Schering") product, INTRON A<reg-trade-mark> (interferon alfa 2b). During the fiscal year ended June 30, 1995, the Company amended its agreement with Schering and agreed to transfer proprietary know-how and manufacturing rights to Schering for $3,000,000, of which $2,000,000 was received during the fiscal year ended June 30, 1995 with the remaining $1,000,000 being paid upon completion of the know-how transfer. The Company also sold to Schering 847,489 shares of unregistered, newly issued Common Stock for gross proceeds of
$2,000,000. The Company is also entitled to additional payments of approximately $5,550,000, subject to the achievement of certain milestones in the product's development, and royalties on worldwide sales of PEG INTRON A, if any. The Company has the option, upon FDA approval, to be Schering's exclusive manufacturer of PEG INTRON A for the U.S. market.

      The Company has an extensive licensing program for its SCA technology. SCA proteins are genetically engineered proteins designed to overcome the problems hampering the diagnostic and therapeutic use of conventional monoclonal antibodies. Pre-clinical studies have shown that SCA proteins target and penetrate tumors more readily than conventional monoclonal antibodies. Currently, there are five SCA proteins in Phase I clinical trials by various organizations, including a product developed by the Company, SCA-CC49. The Company believes these organizations will have to obtain a license from the Company under its SCA patents to commercialize these products. The Company believes that SCA proteins may be useful in the development of therapeutics in the area of oncology.

      The Company has granted SCA licenses to seven companies, including Bristol-Myers Squibb, Inc. ("Bristol-Myers"), Baxter Healthcare Corporation ("Baxter"), Eli Lilly & Co. ("Eli Lilly") and RPR. These licenses generally provide for upfront payments, milestone payments and royalties on sales of FDA approved products.

      The components of the Company's revenues are sales and contract revenues. Sales are principally comprised of (i) sales of ADAGEN, (ii) sales of ONCASPAR, which the Company manufactures for distribution by RPR pursuant to the Company's license agreement with RPR, and (iii) royalties payable by RPR on sales of ONCASPAR made by RPR pursuant to such license agreement. On January 1, 1996 the royalty rate payable by RPR pursuant to the license agreement increased. For the six months ended December 31, 1995, the Company recognized revenues of $6,256,000, of which $5,351,000 was attributable to sales. The Company expects that sales for the six months ending June 30, 1996 will grow at rates comparable to the growth rates experienced during the six months ended December 31, 1995; however, there can be no assurance that such sales levels will be attained. Contract revenue for the six months ended December 31, 1995 was $905,000, which related principally to a payment from RPR with respect to a license for the Company's SCA technology. The Company's contract revenue is generated by payments under license or product development agreements with corporate partners. Generally, these payments consist of upfront payments and payments triggered by milestones achieved in a product's development. The Company is unable to predict with any certainty the timing or amount of contract revenues, if any, that will be payable to it in the future due to the uncertainty of the Company's ability to consummate additional licensing or product development agreements, nor is it able to predict with any certainty the amount of upfront payments that may be payable to the Company in the event any such agreements are consummated. In addition, the timing and amount of future milestone payments related to current contracts are uncertain since the occurrence of the events upon which such payments are based is uncertain. There can be no assurance that the Company will be successful in consummating any additional license or product development agreements, or that it will receive any additional milestone payments pursuant to agreements with current corporate partners.


      During the fiscal year ended June 30, 1995, the Company reduced its workforce by 22 employees. As a result of these reductions, the Company was able to terminate its lease for its administrative headquarters at 40 Kingsbridge Road, Piscataway, New Jersey and these operations were consolidated into the Company's research and development facility. The Company effected these reductions because it felt the functions performed by these employees could either be eliminated or absorbed by other employees, and the Company would benefit from the attendant reduction in salaries, related expenses and rent. The Company recorded a restructuring expense of $1,192,971 in the fiscal year ended June 30, 1995, consisting of the lease termination payment, severance related to the staff reductions, the write-off of leasehold improvements, moving expenses and commissions due the Company's real estate broker.


      In January 1996, pursuant to a Securities Purchase Agreement, the Company sold to the Selling Stockholders the 1,094,890 Outstanding Common Shares, 40,000 Series B Preferred Shares and Warrants to purchase an aggregate of 638,686 Warrant Shares issued in Tranche I for an aggregate consideration of $7,000,000. In March 1996, pursuant to a Securities Purchase Agreement, the Company sold to one of the Selling Stockholders the 266,667 Outstanding Common Shares, 20,000 Series C Preferred Shares and Warrants to purchase 200,000 Warrant Shares issued in Tranche II for an aggregate consideration of $3,000,000. See "Selling Stockholders."

      Enzon, a Delaware corporation, was incorporated in 1981. The Company's executive offices are located at 20 Kingsbridge Road, Piscataway, New Jersey 08854, telephone (908) 980-4500.


                                 THE OFFERING

Securities  Offered.........This Prospectus  relates  to  an  offering  by  the
                  Selling Stockholders of up to 6,120,344 shares of Common Stock of the Company. Of these shares (i) 1,361,557 shares are Outstanding Common Shares sold to the Selling Stockholders in the aggregate in Tranche I and Tranche II;
                  (ii) up to 3,755,868 shares are Common Shares Underlying Preferred Shares and may be issued upon conversion of the Preferred Shares sold to the Selling Stockholders in the aggregate in Tranche I and Tranche II; (iii) 838,686 shares are Warrant Shares and may be issued upon exercise of the Warrants issued to the Selling Stockholders in the aggregate in Tranche I and Tranche II; and (iv) up to 164,233 shares are Additional Shares which may be issued to the Selling Stockholders only upon the occurrence of a Triggering Event. The actual number of shares of Common Stock issued to the Selling Stockholders and sold hereby will depend upon the Average Market Price of the Common Stock at the time of the conversion of the Preferred Shares, whether a Triggering Event occurs and the duration of such Triggering Event. The Company believes that the number of shares of Common Stock to which this Prospectus relates should be the maximum number of shares of Common Stock that are likely to be issued to the Selling Stockholders and sold hereby, and expects that the actual number of shares of Common Stock issued to the Selling Stockholders and sold hereby will be less than such number. See "Risk Factors - Possible Volatility of Stock Price" and "Selling Stockholders."


Securities  Outstanding.....As  of  April 1, 1996 the  Company  had  27,703,699
                  shares of Common Stock outstanding. Assuming that the Preferred Shares are converted into the maximum number of shares of Common Stock issuable upon such conversion which are included in the Registration Statement, all of the Warrants are exercised, a Triggering Event occurs and exists for a period of three months, and no other shares of Common Stock are issued subsequent to April 1, 1996, the Company would have 32,462,486 shares of Common Stock outstanding. Assuming all of the foregoing, except that none of the Triggering Events occur, the Company would have 31,875,718 shares of Common Stock outstanding. See "Selling Stockholders."


Use of Proceeds............The Company will not receive  any  proceeds from the sale of the Common Shares offered by the Selling Stockholders. To date the Company has received no proceeds from the exercise of the Warrants. No additional proceeds will be received in connection with the conversion of the Preferred Shares. If all of the Warrants are exercised, the Company will receive estimated gross proceeds of approximately $3,750,000. The Company intends to utilize any proceeds received from the exercise of the Warrants for general corporate purposes. There can be no assurance that any of the outstanding Warrants will be exercised. See "Use of Proceeds."

Risk Factors...............See  "Risk Factors" for a discussion of certain risk factors that should be considered by prospective investors in connection with an investment in the shares of Common Stock offered hereby.


                                 RISK FACTORS

      An investment in the Common Shares offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to the other information set forth and incorporated by reference in this Prospectus before making any decision to invest in the Common Shares.

      ACCUMULATED DEFICIT AND UNCERTAINTY OF FUTURE PROFITABILITY. The Company was originally incorporated in 1981. To date, the Company's sources of cash have been the proceeds from the sale of its stock through public offerings and private placements, sales of ADAGEN, sales of ONCASPAR, sales of its products for research purposes, contract research and development fees, technology transfer and license fees and royalty advances. At December 31, 1995 the Company had an accumulated deficit of approximately $105,497,000. To date, ADAGEN and ONCASPAR are the only products of the Company which have been approved for marketing by the FDA, having been approved in March 1990 and February 1994, respectively. In 1993 the Company granted exclusive U.S. marketing rights for ONCASPAR to RPR in consideration for which the Company received an aggregate of $6,000,000 of license fees during the fiscal years ended June 30, 1995 and 1994. Under the license, which was amended in January 1995, the Company is also entitled to royalties on the sales of ONCASPAR in the U.S. by RPR of 23.5% to 43.5%, based on the sales level of ONCASPAR. During 1995, RPR paid the Company $3,500,000 in advance royalties. Royalties due under the RPR agreement will be offset against a credit in the original amount of $5,970,000, which represents the royalty advance plus reimbursement of certain amounts due RPR under the original agreement and interest expense. Through March 31, 1996, an aggregate of $668,000 in royalties payable by RPR had been offset against the original credit. The Company expects that revenues from sales of ONCASPAR will increase in the future due to the increase in the royalty rate payable by RPR as of January 1, 1996, and the anticipated continued growth of sales of ONCASPAR; however, there can be no assurance that any particular sales level of ONCASPAR will be achieved or maintained. The Company intends to pursue future licensing, marketing and development arrangements that may result in additional fees to the Company prior to its receiving revenues from commercial sales of its products which are sufficient for the Company to earn a profit. There can be no assurance, however, that the Company will be able to successfully consummate any such arrangements or receive such fees in the future. Although the Company has been receiving reimbursement from most third-party payors for ADAGEN, there can be no assurance that reimbursement at these levels will continue. Lifetime limits on benefits which are included in most private health insurance policies could permit insurers to cease reimbursement for ADAGEN. Potential investors should be aware of the difficulties a development stage enterprise such as the Company encounters, especially in view of the intense competition in the pharmaceutical industry in which the Company competes. There can be no assurance that the Company's plans will either materialize or prove successful, that its products under development will be successfully developed or that its products will generate revenues sufficient to enable the Company to earn a profit.


      NEED FOR FINANCING. The Company's current sources of liquidity are its cash reserves, including the approximately $9,445,000 in net proceeds received from the sale of the securities in Tranche I and Tranche II to the Selling Stockholders, and interest earned on such cash reserves, sales of ADAGEN, sales of ONCASPAR, sales of its products for research purposes, and license fees. There can be no assurance as to the level of the Company's share of profits which will be realized from the commercial sale of ONCASPAR pursuant to the Company's license with RPR. Total cash reserves, including short term investments, as of December 31, 1995 were approximately $5,309,000. Management believes that the foregoing sources of liquidity, including the net proceeds received by the Company from the sale of the securities issued in Tranche I and Tranche II to the Selling Stockholders, will be sufficient to meet the
Company's anticipated cash requirements, based on current spending levels, until approximately March 1998. The Company's continued operations thereafter will depend upon its ability to realize revenues from the commercial sale of its products which are sufficient to cover its operating and capital expense requirements, raise funds through equity or debt financing, or obtain significant contract research and development fees or license fees. The Company is exploring methods of meeting its anticipated cash needs, including the sale of its securities. There can be no assurance that any of the foregoing fund raising activities will successfully meet the Company's anticipated cash needs. To the extent the Company is unable to obtain funds, it may be required to curtail its activities.

      RAW MATERIALS AND DEPENDENCE UPON SUPPLIERS. The Company is currently producing many of the unmodified proteins utilized in products it has under development, including purified bovine hemoglobin for use in its PEG-hemoglobin product. There can be no assurance that the purified bovine hemoglobin used in the manufacture of PEG-hemoglobin can be produced in the amounts necessary to expand the current clinical trials. The Company may be required to obtain supply contracts with outside suppliers for certain unmodified proteins. The Company does not produce the unmodified adenosine deaminase used in the manufacture of ADAGEN, the unmodified L-asparaginase used in the manufacture of ONCASPAR and the unmodified bovine blood used in the manufacture of PEG-hemoglobin and has a supply contract with an outside supplier for each of these unmodified proteins. Delays in obtaining or an inability to obtain any unmodified protein which the Company does not produce, including unmodified adenosine deaminase, unmodified L-asparaginase or unmodified bovine blood could have a material adverse effect on the Company. In the event the Company is required to locate an alternate supplier for an unmodified protein utilized in a product which is being sold commercially or which is in clinical development, the Company will likely be required to do additional testing, which could include chemical, pre-clinical and clinical trials, to demonstrate that the alternate supplier's material is biologically and chemically equivalent to the unmodified protein previously used. Such evaluations could delay development of a product which is in clinical trials, limit commercial sales of an FDA approved product and cause the Company to incur significant additional expense. Requirements for such evaluations would be determined by the stage of the product's development and the reviewing division of the FDA. If such alternate material is not demonstrated to be chemically and biologically equivalent to the previously used unmodified protein, the Company will likely be required to repeat some or all of the pre-clinical and clinical trials conducted with such protein. The marketing of an FDA approved drug could be disrupted while such tests are conducted. Even if the alternate material is shown to be chemically and biologically equivalent to the previously used protein, the FDA may require the Company to conduct additional clinical trials with such alternate material.

      PATENTS AND PROPRIETARY TECHNOLOGY. The Company has licensed, and been issued, a number of patents in the United States and other countries and has other patent applications pending to protect its proprietary technology. Although the Company believes that its patents provide adequate protection for the conduct of its business, there can be no assurance that such patents will be of substantial protection or commercial benefit to the Company, will afford the Company adequate protection from competing products, will not be challenged or declared invalid, or that additional United States patents or foreign patent equivalents will be issued to the Company. The degree of patent protection to be afforded to biotechnological inventions is uncertain and the Company's products are subject to this uncertainty. The Company is aware of certain issued patents and patent applications, and there may be other patents and applications, containing subject matter which the Company or its licensees or collaborators may require in order to research, develop or commercialize at least some of the Company's products. There can be no assurance that licenses under such subject matter will be available on acceptable terms. One such patent is U.S. Patent No. 5,084,558, which issued to a competitor of the Company on January 28, 1992, and is entitled "Extra Pure Semi-Synthetic Blood Substitute." It could be asserted that this patent includes claims which would cover the Company's PEG-hemoglobin product. In the opinion of the Company and the Company's outside patent counsel, Lerner, David, Littenberg, Krumholz and Mentlik, the Company's PEG-hemoglobin product does not infringe any claim of such patent which would be held valid if litigated. However, there can be no assurance that a court would find any of the claims of such patent to be invalid, that a court would not hold that the Company's PEG-hemoglobin product does infringe one or more valid claims of such patent, or that a license could be obtained under such patent on acceptable terms. Pursuant to an opposition proceeding, the European patent application related to U.S. Patent No. 5,084,558 was revoked in November 1995. This revocation has no legal effect on the U.S. patent, however, the same prior art and other factors which were the basis for this revocation would apply to the U.S. patent and could be used to assert that such U.S. patent should be invalidated or is unenforceable, at least as to certain claims. There can be no assurance that any such assertion would be successful. The Company expects that there may be significant litigation in the industry regarding patents and other proprietary rights and, if Enzon were to become involved in such litigation, it could consume a substantial amount of the Company's resources. In addition, the Company relies heavily on its proprietary technologies for which pending patent applications have been filed and on unpatented know-how developed by the Company. Insofar as the Company relies on trade secrets and unpatented know-how to maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. Although the Company has taken steps to protect its trade secrets and unpatented know-how, third-parties nonetheless may gain access to such information.


      Research Corporation Technologies, Inc. ("Research Corporation") holds the original patent upon which the PEG Process is based. Although the Company has obtained several improvement patents in connection with the PEG Process which it believes represent state of the art technology, there can be no assurance that any of these patents or the patent held by Research Corporation will enable the Company or Research Corporation to prevent infringement or that competitors will not develop competitive products outside the protection that may be afforded by these patents. Research Corporation's patent in the United States expires in December 1996 and its patents in certain foreign countries have expired. The Company is aware that others have also filed patent applications and have been granted patents in the United States and other countries with respect to the application of PEG to proteins. Upon the expiration of the Research Corporation patent, other parties will be permitted to make, use, or sell products covered by the claims of the Research Corporation patent, subject to other patents, including those held by the Company. The Company does not believe that the expiration of the Research Corporation patent will have a material adverse effect on the Company, but there can be no assurance that this will be the case.

      MARKETING UNCERTAINTIES AND DEPENDENCE ON MARKETING PARTNERS. Except for ADAGEN, which treats a small patient population, the Company does not engage in the direct commercial marketing of any of its products and therefore does not have an established sales force. For certain of its products, the Company has provided exclusive marketing rights to its corporate partners in return for royalties to be received on sales. With respect to ONCASPAR, the Company has granted RPR exclusive marketing rights in the United States. The Company has also granted exclusive licenses to sell ONCASPAR in Canada and Mexico to RPR in exchange for royalty payments on future sales. The Company expects to retain marketing partners to market ONCASPAR in other foreign markets and is currently pursuing arrangements in this regard. There can be no assurance that such discussions will result in the Company concluding such arrangements. Regarding the marketing of certain of the Company's future products, the Company expects to evaluate whether to create a sales force to market certain products in the United States or to continue to enter into license and marketing agreements with others for United States and foreign marketing rights. These agreements generally provide that all or a significant portion of the marketing of these products will be conducted by the Company's licensees or marketing partners. In addition, under certain of these agreements, the Company's licensee or marketing partner may have all or a significant portion of the development and regulatory approval responsibilities. Should the licensee or marketing partner fail to develop a marketable product (to the extent it is responsible for product development) or fail to market a product successfully, if it is developed, the Company's business may be adversely affected. There can be no assurance that the Company's marketing strategy will be successful. Under the Company's marketing and license agreements, the Company's marketing partners and licensees may have the right to terminate the agreement and abandon the product at any time for any reason without significant payments. The Company is aware that certain of its marketing partners are pursuing parallel development of products on their own and with other collaborative partners which may compete with the licensed products and there can be no assurance that the Company's other current or future marketing partners will not also pursue such parallel courses. Upon the expiration of the Research Corporation patent in December 1996, the Company's license and development agreement with Sanofi Winthrop, Inc. (formerly Sterling Winthrop, Inc.) terminates. None of the Company's other license or development agreements will be terminated or modified in any material respect as a result of a termination of the Research Corporation patent.


      REIMBURSEMENT FROM THIRD-PARTY PAYORS. Sales of the Company's products will be dependent in part on the availability of reimbursement from third-party payors, such as governmental health administration authorities, private health insurers and other organizations. There can be no assurance that such reimbursement will be available or will permit the Company to sell its products at price levels sufficient for it to realize an appropriate return on its investment in product development. Since patients who receive ADAGEN will be required to do so for their entire lives (unless a cure or another treatment is developed), lifetime limits on benefits which are included in most private health insurance policies could permit insurers to cease reimbursement for ADAGEN.

      GOVERNMENT REGULATION. The manufacturing and marketing of pharmaceutical products in the United States is subject to stringent governmental regulation and the sale of any of the Company's products for use in humans in the United States will require the prior approval of the FDA. The FDA has established mandatory procedures and safety standards which apply to the clinical testing, manufacture and marketing of pharmaceutical products. Pharmaceutical manufacturing facilities are also regulated by state, local and other authorities. Obtaining FDA approval for a new therapeutic may take several years and involve substantial expenditures. ADAGEN was approved by the FDA in March 1990. ONCASPAR was approved by the FDA in February 1994 and in Germany in November 1994 for patients with acute lymphoblastic leukemia who are hypersensitive to native forms of L-asparaginase, and in Russia in April 1993 for therapeutic use in a broad range of cancers. Except for these approvals, none of the Company's products has been approved for sale for use in humans in the United States or elsewhere. There can be no assurance that the Company will be able to obtain FDA approval for any of its other products. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested, will delay or preclude the Company or its licensees or marketing partners from marketing their products, or limit the commercial use of the products, and thereby may have a material adverse affect on the Company's liquidity and financial condition.

      INTENSE COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE. Many established biotechnology and pharmaceutical companies with resources greater than those of the Company are engaged in activities that are competitive with Enzon's and may develop products or technologies which compete with those of the Company's. Although Enzon is not aware of any competitor which has achieved the same level as the Company in utilizing PEG technology in developing drug products, it is aware of other companies which are engaged in this field and there can be no assurance that competitors will not successfully develop such products in the future. Although there are other companies engaged in the development of SCA proteins, Enzon believes that these companies will be required to obtain a license under Enzon's SCA patents in order to commercialize any such product. There can be no assurance, however, that this will prove to be the case. Rapid technological development by others may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products. Enzon believes that the experience of certain of its personnel in protein research, and its patents and proprietary know-how may provide it with a competitive advantage in its field; however, there can be no assurance that the Company will be able to maintain such a competitive advantage, should it exist, in view of the greater size and resources of many of its competitors. Other drugs or treatment modalities which are currently available or that may be developed in the future, and which treat the same diseases as those which the Company's products are designed to treat, may be competitive with the Company's products.

      POTENTIAL PRODUCT LIABILITY. The use of the Company's products during testing or after regulatory approval entails an inherent risk of adverse effects which could expose the Company to product liability claims. The Company maintains product liability insurance coverage in the total amount of $5,000,000 for claims arising from the use of its products in clinical trials prior to FDA approval and for claims arising from the use of its products after FDA approval. There can be no assurance that the Company will be able to maintain its existing insurance coverage or obtain coverage for the use of its other products in the future. Management believes that the Company maintains adequate insurance coverage for the operation of its business at this time; however, there can be no assurance that such insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims.

      DIVIDEND POLICY AND RESTRICTIONS. The Company has paid no dividends on its Common Stock since its inception and does not plan to pay dividends on its Common Stock in the foreseeable future. Except as may be utilized to pay the dividends payable on the Company's Series A Preferred Stock, any earnings which the Company may realize will be retained to finance the growth of the Company. In addition, the terms of the Series A Preferred Stock restrict the payment of dividends on other classes and series of stock. The holders of the Series B Preferred Shares and Series C Preferred Shares are not entitled to dividends.


      POSSIBLE VOLATILITY OF STOCK PRICE. Since the Company's initial public offering, the market price of the Company's Common Stock has fluctuated over a wide range and it is likely that the price of the Common Stock will fluctuate in the future. Announcements regarding technical innovations, the development of new products, the status of corporate collaborations and supply arrangements, regulatory approvals, patent or proprietary rights or other developments by the Company or its competitors could have a significant impact on the market price of the Common Stock. Since the Conversion Price of the Preferred Shares is based upon the Average Market Price (subject to adjustment upon the occurrence of a Triggering Event), a significant reduction in the Average Market Price could cause an increase in the number of shares of Common Stock issuable upon conversion of the Preferred Shares to an amount which is in excess of the number of shares of Common Stock included in the Registration Statement for issuance upon the conversion of the Preferred Shares. In such a case, the Company would be required to file another registration statement to register such additional shares of Common Stock. See "Selling Stockholders."


      REGISTRATION RIGHTS AND SALES PURSUANT TO RULE 144. The Company had 27,703,699 shares of Common Stock outstanding as of April 1, 1996. Of these outstanding shares, approximately 3,684,046 shares are "restricted securities" as defined in Rule 144 under the Securities Act. Of these restricted securities, an aggregate of 1,361,557 are Outstanding Common Shares and are covered by the Registration Statement, approximately 1,375,000 were eligible to be sold pursuant to Rule 144 as of April 1, 1996, and approximately 2,309,046 (including the Outstanding Common Shares) will become eligible to be sold pursuant to Rule 144 on various dates commencing on March 31, 1997 through June 30, 1998. The (i) 1,361,557 shares of restricted Common Stock included in the Registration Statement which are the Outstanding Common Shares will, if sold pursuant to the Registration Statement, and (ii) 4,758,787 shares of Common Stock included in the Registration Statement which are Common Shares Underlying Preferred Shares, the Warrant Shares and the Additional Shares will, if issued upon conversion of the Preferred Shares, exercise of the Warrants and the occurrence of a Triggering Event, respectively, and sold pursuant to the Registration Statement, be freely tradeable without restriction under the Securities Act, except that any shares held by an "affiliate," as that term is defined under the Securities Act, will be subject to certain resale limitations of Rule 144. The Selling Stockholders have certain registration rights pursuant to the Registration Rights Agreements with respect to the Outstanding Common Shares, the Common Shares Underlying the Preferred Shares, the Warrant Shares and the Additional Shares. See "Selling Stockholders." The Registration Statement has been filed by the Company on behalf of the Selling Stockholders to comply with certain of its obligations under the Registration Rights Agreements.


      As of April 1, 1996 there were outstanding: (i) the Warrants to purchase 838,686 Warrant Shares; (ii) the Preferred Shares which are convertible into up to 3,755,868 Common Shares Underlying Preferred Shares (which number of shares could increase if there were a significant reduction in the Average Market Price or if the duration of the Triggering Events exceeded three months (See "Selling Stockholders")); (iii) the right of the Selling Stockholders under the Registration Rights Agreements to be issued up to 164,233 Additional Shares in the event a Triggering Event occurs (which number of shares could increase if the duration of the Triggering Event exceeded three months (See "Selling Stockholders")); (iv) additional warrants to purchase an aggregate of 200,000 shares of Common Stock; (v) 109,000 shares of Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") convertible into an aggregate of 247,727 shares of Common Stock; and (vi) options to purchase an aggregate of 3,754,779 shares of Common Stock. Of the foregoing, warrants to purchase 150,000 shares of Common Stock are exercisable through August 8, 2000 at an exercise price of $2.50 per share. Subject to certain limitations, the holders thereof have the right to include the shares of Common Stock underlying these warrants on registration statements filed by the Company through November 2000. Additionally, the holders of such warrants, as to 112,500 shares of Common Stock, have the right to request, on no more than two occasions, that the Company file on their behalf a registration statement to register such shares of Common Stock. Warrants to purchase 50,000 shares of Common Stock were issued to the finder in connection with Tranche I and are exercisable commencing on February 7, 1997 through February 7, 2001, at an exercise price of $4.11 per share. Subject to certain limitations, the holders of these warrants have the right to include the shares of Common Stock underlying these warrants on registration statements filed by the Company and to have such registration statements kept effective until the earlier of (a) at least three years after the date of the expiration of all of the warrants, or (b) the date on which (A) all of the warrants have been exercised or expired, and (B) all of the shares of Common Stock which have been issued upon the exercise of such warrants have been sold pursuant to a registration statement or Rule 144. The 247,727 shares of Common Stock underlying the 109,000 shares of Series A Preferred Stock are eligible for sale under Rule 144(k). Of the 3,754,779 shares underlying the options, 2,471,367 shares are covered by an effective registration statement on Form S-8, and 1,283,412 shares will be covered by a registration statement on Form S-8 which the Company intends to file in the near future. An additional 2,109,088 shares reserved for issuance pursuant to options that may be granted under the Company's Non-Qualified Stock Option Plan, as amended, will also be covered by such registration statement on Form S-8.

      For the term of the Company's outstanding options and warrants, their holders have the opportunity to profit from a rise in the market price of the Company's Common Stock without assuming the risks of the business. This may have an adverse effect on the terms upon which the Company can obtain additional capital and the market price of the Company's securities. Holders of these options and warrants are likely to exercise them at a time when the Company would be able to obtain any needed capital on terms more favorable than those provided for by such options or warrants.

      Pursuant to a stock purchase agreement dated as of June 30, 1995 pursuant to which the Company sold 847,489 shares of restricted Common Stock, the Company gave the right to the purchaser thereunder to include its shares of the Common Stock on registration statements filed by the Company and to request that the Company file on its behalf registration statements to register such shares of Common Stock, each for an unlimited period of time.

      In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including affiliates, who have beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Company's Common Stock or the weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company, and who has beneficially owned shares for at least three years, is entitled to sell such shares under Rule 144 without regard to the limitations described above.

      The sale of shares of the Company's Common Stock upon exercise of options or warrants, pursuant to registration statements required to be filed by the Company on behalf of holders of its options, warrants, or other securities, or pursuant to Rule 144, or even the potential of such sales might have an adverse effect on the then current market price of the Company's securities.


                                USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Common Shares offered herein by the Selling Stockholders. If all of the Warrants are exercised, the Company will receive estimated gross proceeds of approximately $3,750,000. The Company intends to utilize any proceeds received from the exercise of the Warrants primarily to fund research and development activities and for general corporate purposes. There can be no assurance that any of the Warrants will be exercised. No additional consideration is payable in connection with the Selling Stockholders' conversion of the Preferred Shares.



                             SELLING STOCKHOLDERS

GENERAL

      The Selling Stockholders purchased the Outstanding Common Shares, the Preferred Shares and the Warrants in two private placement transactions pursuant to the Securities Purchase Agreements. The Additional Shares are issuable pursuant to the terms of the Registration Rights Agreements entered into by the Company and the Selling Stockholders in connection with the private placement transactions. Tranche I closed in January 1996 and the aggregate consideration paid by the Selling Stockholders for such securities was $7,000,000. Tranche II closed in March 1996 and the aggregate consideration paid by one of the Selling Stockholders for such securities was $3,000,000.


      Generally, except with respect to terms relating to specific dates, amounts and prices, the terms of the Securities Purchase Agreements and the Registration Rights Agreements entered into in connection with each of Tranche I and Tranche II, the Warrants issued in each of Tranche I and Tranche II and the Certificates of Designations for each of the Series B Preferred Shares and the Series C Preferred Shares are the same.


      In Tranche I, the Selling Stockholders purchased 1,094,890 Outstanding Common Shares and 40,000 Series B Preferred Shares and were issued Warrants for no separate consideration to purchase an aggregate of 638,686 Warrant Shares. In Tranche II, one of the Selling Stockholders purchased 266,667 Outstanding Common Shares and 20,000 Series C Preferred Shares and was issued a Warrant for no separate consideration to purchase 200,000 Warrant Shares.


      The Series B Preferred Shares are convertible into shares of Common Stock commencing on April 17, 1996. The Series C Preferred Shares are convertible into shares of Common Stock commencing on May 24, 1996. The Conversion Price is 80% of the Average Market Price of the Common Stock at the time of conversion. The percentage of the Average Market Price which determines the Conversion Price of the Preferred Shares is adjustable downward in the event a Triggering Event occurs. Should a Triggering Event occur, the percentage of the Average Market Price which determines the Conversion Price will be reduced by the number of percentage points equal to three times the sum of the number of months during which a Triggering Event exists; provided that the aggregate number of months which are the basis for such reduction may not exceed twelve. Should a Triggering Event occur subsequent to conversion of the Preferred Shares but prior to the sale of the Common Stock obtained upon conversion by the holder of the Preferred Shares, then upon such holder's sale of such Common Stock, the Company shall pay to such holder an amount equal to the Average Market Price of the Common Stock received upon conversion ending one trading day prior to such conversion, multiplied by three-hundredths (.03) times the sum of the number of months during which a Triggering Event exists (provided that the number of months may not exceed twelve). At the option of the Company, such amount may be paid in Common Stock based on the Average Market Price of the Common Stock on the day prior to the sale of such shares of Common Stock issued upon conversion of the Preferred Shares, or in cash, provided that the Company is required to pay such amount in cash if the Triggering Event which occurred was the Company's failure to maintain the listing of its Common Stock on NASDAQ-NMS, NASDAQ-SmallCap or certain specified exchanges. The
Series B Preferred Shares are redeemable at the option of the Company commencing May 7, 1996, and the Series C Preferred Shares are redeemable at the option of the Company commencing June 13, 1996, in each case at a redemption price of $127 per Preferred Share. The Preferred Shares have no voting rights, except as required by law and except that a majority of each of the outstanding Series B Preferred Shares and Series C Preferred Shares, respectively, is required to approve a consolidation, merger or reclassification of outstanding shares of Common Stock (other than by way of a subdivision or reduction of shares) and the approval of two-thirds of each of the outstanding Series B Preferred Shares and Series C Preferred Shares, respectively, is required to amend the designations, preferences and rights of the Series B Preferred Shares and Series C Preferred Shares, respectively. The Preferred Shares will not pay a dividend. The Warrants were issued for no separate consideration. The Warrants issued in Tranche I are exercisable at a price of $4.11 per share (as may be adjusted in accordance with the terms of the Warrants) commencing on the earlier of the date hereof or April 17, 1996 and expire on February 7, 2001. The Warrants issued in Tranche II are exercisable at a price of $5.625 per share (as may be adjusted in accordance with the terms of the Warrants) commencing on the earlier of the date hereof or May 24, 1996 and expire on March 15, 2001.


      In connection with the Securities Purchase Agreements, the Company and the Selling Stockholders entered into Registration Rights Agreements which provide for the issuance of the Additional Shares to the Selling Stockholders upon the occurrence of a Triggering Event. The number of Additional Shares issuable to the Selling Stockholders upon the occurrence of a Triggering Event is equal to (i) the sum of (a) the Average Market Price of the Outstanding Common Shares sold in Tranche I on the day prior to the closing date of Tranche I, and (b) the Average Market Price of the Outstanding Common Shares sold in Tranche II, on the day prior to the closing date of Tranche II, (ii) multiplied by three-hundredths (.03) times the sum of the number of months during which a Triggering Event exists (provided that the aggregate number of months may not exceed twelve) (the "Damage Amount"), (iii) divided by the Average Market Price of the Company's Common Stock on the trading day prior to the date the registration statement covering the sale of such shares is declared effective, or the date sales can resume pursuant to such registration statement. Pursuant to the Registration Rights Agreements, the Company has the right to pay to the Selling Stockholders cash equal to the Damage Amount in lieu of the Additional Shares, provided, if the Triggering Event which occurred was the Company's failure to maintain the listing of its Common Stock on NASDAQ-NMS, NASDAQ-SmallCap or certain specified exchanges, then the Company is required to pay cash equal to the Damage Amount in lieu of the Additional Shares.


      Pursuant to the Registration Rights Agreements, the Company agreed to file a registration statement on Form S-3 registering the sale by the Selling Stockholders of the Common Shares, the Outstanding Common Shares Underlying the Preferred Shares, the Warrant Shares and the Additional Shares. The Registration Statement has been filed by the Company to fulfill these obligations to the Selling Stockholders under the Registration Rights
Agreements. Subject to certain limitations, the Company is also required to include the Outstanding Common Shares, the Common Shares Underlying the Preferred Shares, the Warrant Shares and the Additional Shares on registration statements which may be filed by the Company in the future. The Registration Rights Agreements entered into in connection with each of Tranche I and Tranche II provide, with respect to the Outstanding Common Shares, the Common Shares Underlying the Preferred Shares, the Warrant Shares and the Additional Shares issued or issuable, respectively, that the Company is required to maintain the effectiveness of a registration statement covering the sale of the Outstanding Common Shares, the Common Shares Underlying the Preferred Shares, the Warrant Shares and the Additional Shares, until the earlier of (i) at least three (3) years after the date of the expiration of all the Warrants issued in such tranche, or (ii) the date on which (a) all of the Warrants issued in such tranche have been exercised or have expired, (b) no securities issued in such tranche and entitled to be included on the registration statement are held by the Selling Stockholders or any transferee thereof, and (c) none of the Preferred Shares issued in such tranche is outstanding.


      Pursuant to the terms of the Certificate of Designations for the Series B Preferred Shares, the Securities Purchase Agreement entered into in connection with Tranche I, the Registration Rights Agreement entered into in connection with Tranche I and the Warrants issued in Tranche I, the Selling Stockholders may not convert the Series B Preferred Shares or exercise the Warrants issued in Tranche I or have the Additional Shares issued to them in the event a Triggering Event occurs, if as a result of such conversion, exercise or issuance, the shares of Common Stock beneficially owned by the Selling Stockholders would exceed 4.9% of the outstanding shares of Common Stock. These same prohibitions exist pursuant to the terms of the Certificate of Designations for the Series C Preferred Shares, the Securities Purchase Agreement entered into in connection with Tranche II, the Registration Rights Agreement entered into in connection with Tranche II and the Warrant issued in Tranche II, except that the applicable limitation is 4.95% and it applies to all of the securities issued or issuable in both Tranche I and Tranche II. For the purposes of the foregoing instruments and agreements, Warrant Shares and the Common Shares Underlying the Preferred Shares will not be deemed to be owned beneficially by the Selling Stockholders unless and until the Warrants are exercised by the Selling Stockholders or the Preferred Shares are converted by the Selling Stockholders, as the case may be.


      The Company has agreed to indemnify each of the Selling Stockholders against any liabilities, under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of a material fact in the Registration Statement or this Prospectus or by any omission of a material fact required to be stated therein except to the extent that such liabilities arise out of or are based upon any untrue or alleged untrue statement or omission in any information furnished in writing to the Company by the Selling Stockholders expressly for use in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to its certificate of incorporation and by-laws, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

      In connection with the registration of the shares of Common Stock offered hereby, the Company will supply prospectuses to the Selling Stockholders and use its best efforts to qualify the Common Shares for sale in states reasonably designated by the Selling Stockholders.

      Pursuant to the Securities Purchase Agreements, the Company also agreed to use its best efforts to effect a one for two reverse split of its Common Stock as soon as practicable, provided that it is not obligated to effect the one for two reverse split earlier than its next annual meeting of stockholders.

STOCK OWNERSHIP

      The table below sets forth (i) the number of shares of Common Stock owned beneficially by each Selling Stockholder prior to the Offering based on the Average Market Price of the Common Stock on April 9, 1996; (ii) the number of shares of Common Stock being offered by each Selling Stockholder pursuant to this Prospectus; (iii) the number of shares of Common Stock to be owned beneficially by each Selling Stockholder after completion of the offering, assuming that all of the Common Shares offered hereby are sold; and (iv) the percentage of the outstanding shares of Common Stock to be owned beneficially by each Selling Stockholder after completion of the offering, assuming that all of the Common Shares offered hereby are sold. Other than the transactions described herein, none of the Selling Stockholders has had any material relationship with the Company during the past three years.

                                                                         Number of Shares to       Percentage of
                                                                        be Owned Beneficially   Outstanding Shares
                                    Number of                             After Completion        of Common Stock
                               Shares Beneficially                           OF OFFERING            to be Owned
                                   Owned Prior           Number of                              Beneficially After
                                   TO OFFERING            Shares                                    Completion
  SELLING STOCKHOLDER                                     OFFERED                                   OF OFFERING(1)
GFL Advantage Fund Ltd.             1,558,993(2)        1,558,993(2)                     0               0
GFL Performance Fund Ltd.           2,312,892(3)        2,312,892(3)                     0               0

(1)   Based upon shares of Common Stock outstanding as of April 9, 1996.

(2) Includes 1,194,030 Common Shares Underlying the Series B Preferred Shares and 364,963 Warrant Shares. To the extent Additional Shares, if any, are issued to the Selling Stockholder as the result of the occurrence of a Triggering Event, the "Number of Shares Beneficially Owned Prior to the Offering" and the "Number of Shares Offered" will be adjusted by supplementing this Prospectus.

(3) Includes 1,361,557 Outstanding Common Shares, 477,612 Common Shares Underlying the Series C Preferred Shares and 473,723 Warrant Shares. To the extent Additional Shares, if any, are issued to the Selling Stockholder as the result of the occurrence of a Triggering Event, the "Number of Shares Beneficially Owned Prior to the Offering" and the "Number of Shares Offered" will be adjusted by supplementing this Prospectus.


                             PLAN OF DISTRIBUTION

      The Outstanding Common Shares, the Shares Underlying the Preferred Shares, the Warrant Shares and the Additional Shares, may be sold pursuant to this Prospectus by the Selling Stockholders. These sales may occur in privately negotiated transactions or in the over-the-counter market through brokers and dealers as agents or to brokers and dealers as principals, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Common Stock for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. The Company has been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the shares of Common Stock covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

      Certain of the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act by virtue of the number of shares of Common Stock to be sold or resold by such persons or entities or the manner of sale thereof, or both. If any of the Selling Stockholders, broker-dealers or other holders were determined to be underwriters, any discounts or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of Common Stock might be deemed underwriting compensation under the Securities Act.

      The Selling Stockholders have represented to the Company that any purchase or sale of the Common Stock by them will be in compliance with applicable rules and regulations of the Commission.


                                 LEGAL MATTERS

      The legality of the shares of Common Stock offered hereby has been passed on for the Company by Ross & Hardies, New York, New York. A member of this firm owns approximately 19,000 shares of the Company's Common Stock. Patent law matters related to U.S. Patent No. 5,084,558 have been passed on for the Company by Lerner, David, Littenberg, Krumholz and Mentlik, Westfield, New Jersey.


                                    EXPERTS

      The consolidated financial statements of Enzon, Inc. and subsidiaries as of June 30, 1995 and 1994 and for each of the years in the three-year period ended June 30, 1995, incorporated by reference herein have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth an itemized estimate of fees and expenses payable by the Registrant in connection with the offering of the securities described in this registration statement, other than underwriting discounts and commissions.

SEC registration fee............................................    $ 10,025
Legal fees and expenses.........................................    $ 49,000
Accounting fees and expenses....................................    $ 20,750
Miscellaneous...................................................    $  3,225
Printing expenses.............................................      $ 10,000

                  Total.......................................     $  93,000

Item 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The General Corporation Law of the State of Delaware provides for indemnification as set forth in Section 145 thereof. The Registrant's By-laws, as amended provide for indemnification of the directors and officers of the Registrant against all costs, expenses and amounts of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Registrant, to the fullest extent permitted by law. The Registrant's directors and officers also have indemnification agreements with the Company, which expand the indemnification protection provided to them under the Company's By-laws.

      On January 20, 1987, the stockholders approved an amendment to the Registrant's Certificate of Incorporation which added a new Article 10 limiting the liability to the Registrant of individual directors for breach of their fiduciary duty of care to the Registrant. The effect of this amendment is to eliminate liability of directors for monetary damage arising out of negligent or grossly negligent conduct, including such conduct in acquisition transactions. However, liability of directors under the federal securities laws will not be affected.

Item 16.    EXHIBITS

Exhibit
NUMBER            DESCRIPTION                                                                  Page Number or
                                                                                                Incorporation BY
                                                                                                    REFERENCE
                 5.0 Opinion of Ross & Hardies regarding legality                                             +
                23.1 Consent of Ross & Hardies (contained in opinion filed as Exhibit 5.0)                    +
                23.2 Consent of KPMG Peat Marwick LLP                                                         +
                23.3 Consent of Lerner, David, Littenberg, Krumholz & Mentlik (patent                         +
                     counsel)
                24.0 Power of Attorney                                                                       ++

      +     Filed herewith.

      ++    Powers of attorney are contained in signatures.

Item 17.    UNDERTAKINGS

The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

      PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Piscataway, State of New Jersey, on April 16, 1996.

                                          ENZON, INC.


                                          By /S/PETER G. TOMBROS

                                            Peter G. Tombros,
                                            President and Chief
                                            Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                     CAPACITY                     DATE

 /S/PETER G. TOMBROS           President, Chief             April 16, 1996
Peter G. Tombros               Executive Officer and
                               Director (Principal
                               Executive Officer)


           *                   Chairman of the Board        April 16, 1996
Abraham Abuchowski


/S/KENNETH J. ZUERBLIS         Vice President -             April 16, 1996
Kenneth J. Zuerblis            Finance and
                               Chief Financial
                               Officer (Principal
                               Financial Officer
                               and Principal
                               Accounting Officer)


             *                 Director                     April 16, 1996
Rosina B. Dixon

/S/ROBERT LEBUHN               Director                     April 16, 1996
Robert LeBuhn

             *                 Director                     April 16, 1996
A.M. "Don" MacKinnon

             *                 Director                     April 16, 1996
Randy H. Thurman


* /S/KENNETH J. ZUERBLIS
  Kenneth J. Zuerblis, as
  Attorney-in-fact

                                  ENZON, INC.


                                 EXHIBIT INDEX






            EXHIBIT NO.             DESCRIPTION
                5.0                 Opinion of Ross & Hardies regarding legality
               23.2                 Consent of KPMG Peat Marwick LLP
               23.3                 Consent of Lerner, David, Littenberg, Krumholz and Mentlik